COINSURANCE AGREEMENT

           This Coinsurance Agreement ("Agreement") is made and entered into by World Service Life Insurance Company of America ("World Service" or the "Company") and American Capitol Insurance Company ("Reinsurer").

                                       Recitals

      A.   World Service is an Alabama domiciled stock life insurance company.

      B. As of the Effective Date of this Agreement, World Service has in effect "Policies" as hereinafter defined, the holders of which reside in six (6) states in which World Service is licensed and otherwise qualified to do business.

      C. Reinsurer is a Texas domiciled stock life insurance company licensed or otherwise qualified to do business in all jurisdictions where holders of the Policies reside except Tennessee and Kentucky.

      D. In accordance with the terms and conditions as set forth in this Agreement, World Service desires that Reinsurer reinsure a portion of the future liabilities arising under the Policies and Reinsurer desires to reinsure such portion of the future liabilities arising under the Policies as more specifically set forth in this Agreement.

      E. Prior to the drafting of this particular Agreement, the parties entered into an agreement known as the "Agreement and Reinsurance and Assumption" dated May 9, 1996, and effective on the Effective Date hereof (the "Assumption Agreement") and subsequently modified said agreement by entering into an agreement known as the "Reinsurance Agreement" also effective on the Effective Date (the "Reinsurance Agreement"). This Agreement is for the purpose of consolidating the said two agreements into a single, "stand-alone" document. Accordingly, this Agreement supersedes the Assumption Agreement and the Reinsurance Agreement and said two agreements shall be referred to for interpretation purposes as set forth in
           Section 14.21 below. The parties' intention is that this Agreement has the effect of said two agreements and by and large the language of said two agreements has been transferred to this Agreement. Nevertheless, some of the language and provisions of said two agreements have been altered or deleted to account for the passage of time and the fact that some of the provisions of the Assumption Agreement have been rendered moot by virtue of the changes made by the Reinsurance Agreement. The future tense is sometimes used in this Agreement in order to capture language that was appropriate at the time, even though this document is drafted by the parties in October, 1996, and many of the identified events and conditions have transpired or changed.

                                 Terms and Conditions

           In consideration of the mutual benefits to be received by the parties hereto and the mutual covenants and agreements contained herein, the parties agree that the recitals set forth above are hereby adopted and made a part of this Agreement, and further agree to the following terms and conditions:

                                      Article I
                                     Definitions

           Except as defined elsewhere in this Agreement, terms used with initial capitalization when the rules of grammar or form would not so require have the meanings set forth below:

      (a) The term "Policies" shall mean all of World Service's life insurance and annuity policies in force with issue dates prior to the Effective Date on such policy forms and plans as were used in the May 31 Actuarial Appraisal, and which individually shall be referred to as "Policy." In addition, World Service continues to market policies on and subsequent to the Effective Date, which policies are included in the definition of the "Policies" or "Policy" except as to policies marketed subsequent to the termination of the marketing arrangement between the parties as provided in Section 9.1 below, or as to policies otherwise excluded from the marketing arrangement as provided in Section 9.1(d) below. If the South Texas Bankers Policies are added to the Policies as set forth in Section 14.4 below, such polices shall include all of South Texas Bankers life insurance and annuity policies in force with issue dates prior to the Effective Date on such policy forms and plans as were used in the May 31 Actuarial Appraisal.

      (b) The term "Transfer Value" means the consideration to be transferred to Reinsurer from World Service, not including the effect of the Ceding Fee, as set forth in Section 4.1.

      (c)  The term "Ceding Fee" has the meaning set forth in Section 4.2.

      (d) The terms "Reserves" and "IBNR Claims Reserves" have the meaning set forth in Section 10.5.

      (e)  The term "Closing" has the meaning set forth in Section 13.1.

      (f)  The term "Closing Date" has the meaning set forth in Section 13.2.

      (g)  The term "Commissions" has the meaning set forth in Section 3.4.

      (h) The term "Reinsured Policy Obligations" or "Policy Obligations" means benefits under and by virtue of the terms of the Policies that arise and become payable on account of a death or other event covered by the terms of the Policies occurring on or after the Effective Date, and as further defined in Section 2.2.

      (i) "Reinsurer's Portion," "Company's Portion" and "Coinsurance Ratio" have the meanings set forth in Section 2.1, subject to the revisions in Section 14.4 as, if and when the South Texas Bankers policies are assumed by World Service as provided in Section 14.4.

      (j) "Assumption Agreement" and "Reinsurance Agreement" have the meaning set forth in the above Recitals.

      (k)  "Administration Agreement" has the meaning set forth in Section 2.2.

      (l) The terms "Defense" or "Defenses" means any (i) known or unknown, actual or contingent, rights, defenses, offsets, counterclaims, and cross-actions, and (ii) any and all rights, limitations, terms, conditions, and provisions provided for in this Agreement relative to the assumption of the Policies.

      (m)  The term "Effective Date" means June 1, 1996.

      (n)  The term "Documents and Records" has the meaning set forth in
           Section 12.4.

      (o) The term "December 31 Actuarial Appraisal" means the actuarial appraisal prepared by Actuarial Resources Corporation based on the insurance and annuity polices in force in World Service as of December 31, 1995, and referred to therein as the "WSL05" policies, prepared as of April 9, 1996, and delivered to Reinsurer April 16, 1996.

      (p)  The term "May 31 Actuarial Appraisal" has the meaning set forth in
           Section 4.2.

      (q) The term "South Texas Bankers" means South Texas Bankers Life Insurance Company, a Texas life insurance corporation which is a wholly owned subsidiary of World Service.

      (r) The term "South Texas Bankers Agreement" means a Reinsurance and Assumption Agreement (similar to the Assumption Agreement) entered into between Reinsurer and South Texas Bankers on or about the same date as the Assumption Agreement was entered into, and was closed by the parties on the same date as the Closing Date of this Agreement, subject to regulatory approval.

                                      Article II
                          Reinsurance of Policy Obligations

           Section 2.1. Ceding. Subject to the terms and conditions of this Agreement, the Company hereby cedes to Reinsurer and Reinsurer hereby reinsures Ninety Three and Sixty Hundredths percent (93.60%) (the "Reinsurer's Portion") of the Policy Obligations. The portion of the Policy Obligations not reinsured is sometimes referred to herein as the "Company's Portion" and the numerical relationship (93.60/6.40) is sometimes referred to herein as the "Coinsurance Ratio." (Referring to Section 14.4 below, in the event the Company assumes the South Texas Bankers Policies, the Coinsurance Ratio shall change, retroactive to the Effective Date, in accordance with Section 14.4 below.) Apart from the Policy Obligations allocated between the Reinsurer and the Company in accordance with the Coinsurance Ratio, the Company shall continue to have all liabilities not specifically reinsured by the Reinsurer hereunder, including any liabilities relating to pre-need contracts issued in connection with the Policies, and the Company shall indemnify the Reinsurer and hold the Reinsurer harmless from all liabilities not specifically reinsured by the Reinsurer hereunder, including any costs incurred by the Reinsurer in respect to claims or litigation involving any such liabilities not specifically reinsured by the Reinsurer hereunder.

           Section 2.2. Standard of Performance; Liability. Concurrently with the Effective Date of this Agreement, Reinsurer and the Company have entered into a "Policy Administration and Data Processing Services

      Agreement," attached hereto as Exhibit 3.1 ("Administration Agreement.") Beginning on the Effective Date, Reinsurer shall be liable for the payment of the Reinsurer's Portion of the Policy Obligations. Except for payments of claims relating to IBNR claims as set forth in Section 4.1, Reinsurer shall not be liable for any claims or Policy benefits that arise or become payable by virtue of a death or other event occurring before the Effective Date. Reinsurer shall not be liable for any actions, inactions, errors, or omissions made by World Service, and any of its respective employees, agents, and representatives in the solicitation, sale, servicing, renewal, or processing of any claim under the Policies or in communications with insureds, beneficiaries, or any other third party with respect to the Policies or otherwise.

           Section 2.3. Duration of Risk. Except as otherwise provided herein, this Agreement shall be unlimited in duration.

           Section 2.4. Reinsurer's Liability. The Reinsurer's Portion of the liability with respect to any Policy will begin simultaneously with that of the Company's, but not prior to the Effective Date of this Agreement. The Reinsurer's Portion of the liability with respect to any Policy will terminate simultaneously with that of the Company's.

           Section 2.5. Recapture. The Reinsurer's Portion of the Policies is eligible for recapture commencing after the twelfth (12th) consecutive month of this Agreement provided the Company gives the Reinsurer ninety
      (90) days advance notice as set forth below of its intent to recapture such policies, and further provided that: (a) such recapture comprises all of the Policies, (b) such notice designates the effective date of the intended recapture (which date shall be the end of a month that ends after the expiration of the aforesaid ninety (90) day period), (c) the Company pays the Reinsurer a recapture fee to be determined as of the effective date of the recapture and (d) such recapture fee shall be an amount equal to the sum of (i) the value of the Reinsurer's Portion of the Policies that is being recaptured determined by an actuarial valuation performed in respect to the Policies as of the effective date of the recapture subject to such valuation being acceptable to and agreed to by both the Company and the Reinsurer, the cost of which shall be borne by the Company, plus (ii) a recapture "premium" in an amount equal to twenty-three percent (23%) of the value determined by said actuarial valuation, plus (iii) all amounts due to the Reinsurer from the Company as a result of the Monthly Cash Settlements as set forth in Section 5.3 below through the effective date of recapture. In the event of recapture as aforesaid, the Company shall assume and be responsible for all liabilities of the recaptured Policies and all administration and data processing responsibilities relating thereto, thereby totally and absolutely relieving the Reinsurer, as of the effective date of such recapture, of all of its responsibilities and liabilities otherwise existing by virtue of this Agreement. The Reinsurer shall transfer to the Company within thirty (30) days following the effective date of the recapture assets equal to the Reinsurer's Portion of the liabilities of the recaptured Policies. Such assets shall consist of the policy assets associated with the Reinsurer's Portion of the Policies (i.e., policy loans and due and deferred premiums) and the balance, at the election of the Reinsurer, shall consist of cash, or investment grade bonds valued so as to have a yield to maturity equal to seven percent (7%), or the mortgage loans heretofore transferred to the Reinsurer by the Company in connection with the Assumption Reinsurance Agreement (valued at the aggregate amount of the loan balances of said loans at the effective date of the recapture), or a combination thereof.

           Section 2.6. Election to Transfer Company's Portion to Reinsurer. At any time, the Company may elect to transfer the Company's Portion of the Policy liabilities to the Reinsurer ("transfer") provided that: (a) such transfer comprises all of the Company's Portion of the Policy liabilities, (b) such notice designates the effective date of the intended transfer (which date shall be the end of a month), (c) the Reinsurer pays the Company a transfer fee to be determined as of the effective date of the recapture and (d) such transfer fee shall be an amount equal to (i) the value of the Company's Portion of the Policies that is being transferred determined by an actuarial valuation performed in respect to the Policies as of the effective date of the transfer subject to such valuation being acceptable to and agreed to by both the Company and the Reinsurer, the cost of which shall be borne by the Company, less (ii) all amounts due to the Reinsurer from the Company as a result of the Monthly Cash Settlements as set forth in Section 5.3 below through the effective date of transfer. In the event of transfer as aforesaid, the Reinsurer shall assume and be responsible for the Reinsurer's Portion as well as the Company's Portion of the Policy liabilities (as of the effective date of such transfer) and shall continue to perform all administration and data processing responsibilities relating thereto. Except for the fact that the Reinsurer's Portion of the Reinsured Policy Obligations shall increase to 100% as a result of such transfer if it occurs, the Company shall continue to have all liabilities not specifically included in the Reinsurer's Portion as so increased, including any liabilities relating to pre-need contracts issued in connection with the Policies, and the Company shall indemnify the Reinsurer and hold the Reinsurer harmless from all liabilities not specifically reinsured by the Reinsurer hereunder, including any costs incurred by the Reinsurer in respect to claims or litigation involving any such liabilities not specifically reinsured by the Reinsurer hereunder. The Company shall transfer to the Reinsurer no later than the effective date of the transfer assets equal to the Company's Portion of the liabilities of the Policies. Such assets shall consist of the policy assets associated with the Company's Portion (i.e., policy loans and due and deferred premiums) and the balance shall be cash.

                                     Article III
                                    ADMINISTRATION

           Section 3.1. Administration. The Reinsurer shall perform the policy administration and data processing services for the Policies beginning on the Effective Date in accordance with the Administration Agreement as set forth in Exhibit 3.1. The Reinsurer shall be entitled to collect and retain a servicing fee as set forth in said Exhibit 3.1.

            Section 3.2. Policy Loans. The Company and the Reinsurer shall share monthly all interest earned, on an incurred basis, on any of the outstanding policy loans on the Policies. The Company shall pay to the Reinsurer the Reinsurer's portion of the decrease, if any, in the principal balance on any outstanding policy loans on the Policies. The Reinsurer shall pay to the Company the Reinsurer's portion of the increase, if any, in the principal balance on any outstanding policy loans on the Policies.

            Section 3.3. Premiums. The Reinsurer and the Company shall be entitled to share all premiums collected on the Policies in proportion to the Coinsurance Ratio established by this Agreement as of and following the Effective Date of this Agreement. The Reinsurer, in its capacity as administrator of the Policies as herein provided, shall receive and administer premiums remitted to the Company, and shall account for any and all such collected premiums as of the end of each calendar month to the Company as part of the Monthly Cash Settlement as set forth below. The Company shall not change the premium rates with respect to business subject to this Agreement and issued subsequent to May 31, 1996, without the express written consent of the Reinsurer.

            Section 3.4. Commission Allowance. Subject to the limitations expressed in the immediately succeeding sentence, with respect to Policies issued on or before May 31, 1996, the Reinsurer shall reimburse the Company as a part of the Monthly Cash Settlement the Reinsurer's Portion of the actual Commissions earned on the Policies by the Company's agents based on the commission schedules in force as of the Effective Date of this Agreement. Such commissions shall not exceed, however, the amount or amounts, as the case may be, shown in the December 31 Actuarial Appraisal in respect to the Transferred Policies ("Commissions"). World Service agrees to indemnify and hold Reinsurer harmless from any liability, loss, or expense from claims of agents or brokers for commissions, service fees, or producer compensation in excess of said Commissions. With respect to Policies issued subsequent to May 31, 1996, the Reinsurer shall pay (i.e., allow) the Company as a part of the Monthly Cash Settlement the Reinsurer's Portion of the Commissions calculated in accordance with Exhibit 3.4 attached hereto. There shall be no increases to any of the commission schedules referred to herein without the express written consent of the Reinsurer.

            Section 3.5. Premium Assessment Reimbursement. The Reinsurer shall pay to the Company as a part of the Monthly Cash Settlement the Reinsurer's Portion of any and all assessments based upon and measured by the amount of premium income attributable to the Policies, including premium taxes, paid by the Company on account of such Policies by any state, county, parish, or municipal authority.

            Section 3.6. Income Tax Reimbursement. The Company and the Reinsurer agree to remain liable for their respective Federal Income Tax liabilities, including any "DAC" taxable income that may be incurred by the reinsurance of the Policies by the Reinsurer.

            Section 3.7. Payment of Benefits. Except as otherwise provided in this Agreement, the Reinsurer, as administrator governed by the provisions of Exhibit 3.1, shall service and pay, on behalf of the Company, all claims and other Policy benefits (with the exception of policyholder dividends, which shall be governed as set forth in Section
      3.8 below) falling within the scope of the Reinsured Policy Obligations directly to the policyholders or other designated beneficiaries of the Policies in the ordinary course of business in accordance with the terms and conditions of such Policies, other documentation and applicable law. In the event of any claim that, in the Reinsurer's sole discretion, falls outside of the terms and conditions of such Policies, or exceeds the benefits provided by such Policies, the Reinsurer shall seek instructions from the Company and shall respond to and pay or refuse to pay, as the case may be, such claim in compliance with such instructions, in which case the Reinsurer's liability in respect to such claim shall be limited to its share of the Policy liability that falls within the limits of the Policy and its terms and conditions. The failure on the part of the Company to issue instructions, or a delay by the Company in issuing instructions which are requested, shall be deemed to be instructions to refuse to pay such claim unless and until the receipt by the Reinsurer of instructions to the contrary. Instructions shall be deemed not to be issued unless and until the same are received by the Reinsurer in writing. The Reinsurer shall maintain records of the servicing of claims such that the Company will be able to conduct an audit of such servicing as herein provided.

            Section 3.8.  Liability and Payment.  Except as provided in
      Section 3.7 of this Agreement, the Company will accept the decision of the Reinsurer on payment of a claim or other benefit on a Policy reinsured hereunder. The Reinsurer and the Company shall share monthly the cost of the claims and other benefits on the Policies as herein set forth.

            Section 3.9. Dividends to Policyholders. The Company shall have sole discretion and control regarding the declaration and payment of dividends to the holders of the Policies during any and all calendar months for which this Agreement is in effect. If the amount of such dividends exceeds the amount needed to provide for a 1% increase in the original face amount of participating Policies, the Company shall be solely responsible for funding the payment of the portion of such dividends that is in excess of 1%; otherwise, dividends paid in respect to the Policies shall be shared, based on the Coinsurance Ratio, by the Reinsurer and the Company as set forth herein. The Reinsurer shall not be liable in respect to any claim against the Reinsurer relating to the declaration or payment of any dividend, or the failure to declare or pay any dividend, and the Company shall indemnify and hold the Reinsurer harmless in respect to any such claim.

            Section 3.10. Contested Claims. In the event of a decision by the Company to contest, compromise, or litigate a claim involving a Policy pursuant to Section 3.7 or Section 3.8 of this Agreement, the Reinsurer and the Company will share, based on the Coinsurance Ratio, the costs of the contest in addition to the amount of the claim itself, or the Reinsurer may choose not to participate. However, if the Reinsurer chooses not to participate, it will discharge its liability by agreeing to pay to the Company the full amount of the Reinsurer's liability on the subject Policy, in which case all aspects (including costs, assessments, judgments, etc.) of the contest, compromise and/or litigation shall be the sole responsibility of the Company. The Reinsurer, at its election and expense, shall have the right to be present and/or represented in any related proceedings.

                                      Article IV
                          Transfer of Assets and Ceding Fee

            Section 4.1. Transfer of Assets. At the time of Closing, the Company transferred to Reinsurer an amount of assets equal to the Reserves and other policy liabilities attributable to the Policies determined from the policy data maintained by the Company as of December 31, 1995, less a "Ceding Fee," pursuant to the Assumption Agreement subject to a recalculation of the assets, liabilities and the Ceding Fee based on the policy data maintained by the Company as of May 31, 1996, as contemplated by the Assumption Agreement. In connection with such recalculation, the parties agreed to change the transaction from 100% assumption reinsurance (as the Assumption Agreement contemplated) to a partial coinsurance, which agreement was documented in the Reinsurance Agreement. The Reinsurance Agreement resolved also the projected re-evaluation of the Policies in 1998, and also the matter of any need to make adjustments for the IBNR reserves. This Coinsurance Agreement is a restatement of the agreement set forth in the Assumption Agreement as modified by the Reinsurance Agreement. The calculation of assets for purposes of transfer pursuant to the Assumption Agreement were adjusted pursuant to the Reinsurance Agreement and such adjustments are set forth in Exhibit 4.1 attached hereto, and said adjustments are hereby accepted and agreed to by the parties in complete and final settlement of all matters to be adjusted as contemplated by the Assumption Agreement.

            Section 4.2. Ceding Fee. In the manner described in Section 4.1, the Ceding Fee was determined by an Actuarial Valuation using policy data maintained by the Company as of December 31, 1995, and was subsequently updated in a May 31 Actuarial Appraisal using policy data maintained by the Company as of May 31, 1996, and changes agreed upon by the parties, as contemplated by the Assumption Agreement. The Reinsurance Agreement resolved all matters contemplated by the Assumption Agreement, the results of which are set forth in said Exhibit 4.1. Said Exhibit 4.1 has three versions: (a) the aforementioned adjustments affecting the Company's Policies only, (b) the aforementioned adjustments affecting South Texas Bankers Policies only (in respect to which, see Section 14.4 below) and (c) the aforementioned adjustments consolidating the adjustments affecting the Company's and South Texas Bankers Policies (in respect to which, see Section 14.4 below). The Ceding Fee adjustment is set forth in Exhibit 4.1.

                                      ARTICLE V
                              ACCOUNTING AND SETTLEMENT

            Section 5.1. Agreement Accounting Period. The accounting period for this Agreement shall be on a calendar month basis unless otherwise specified herein. The first report was for the period beginning June 1, 1996, through August 31, 1996 and has been submitted by the Reinsurer to the Company and settled.

            Section 5.2. Monthly Report. Within fifteen (15) working days after the end of each calendar month following the period identified in
      Section 5.1, the Reinsurer will submit to the Company a Monthly Cash Settlement (as defined in Section 5.3 below) report which shall contain the amount of premiums, commissions, administration expense allowances, benefits, dividends to policyholders, reserves, outstanding policy loans and interest incurred thereon, due and unpaid premiums, due and deferred premiums, any and all claim reserves as calculated in accordance with NAIC Convention Blank Exhibit 11, and number of Policies and in force for such calendar month.

            Section 5.3. Monthly Cash Settlements. Within five (5) working days after the receipt of each Monthly Cash Settlement report as specified in Sections 5.1 and 5.2, the Company shall pay to the Reinsurer the Reinsurer's Portion (for such accounting period) of:

      (a)   the net amount of premiums as defined in Section 3.3; and
      (b)   the interest on outstanding policy loans as defined in Section
            3.2; and

      (c)   the decrease, if any, in outstanding policy loans as defined in
            Section 3.2.

      Simultaneously, the Company shall pay to the Reinsurer the Company's Portion of the administration fees as defined in Section 3.1. Simultaneously, the Reinsurer shall pay to the Company the Reinsurer's

      Portion of:

      (d)   the commission allowances as defined in Section 3.4; and

      (e)   the Policy benefit payments as defined in Section 3.7; and

      (f)   the dividends to policyholders as defined in Section 3.8; and

      (g)   the increase, if any, in outstanding policy loans as defined in
            Section 3.2; and

      (h)   the premium assessment reimbursement as defined in Section 3.5.

      The settlement as above described is sometimes referred to in this Agreement as the "Monthly Cash Settlement."

            Section 5.4. Amounts Due Monthly. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Company or the Reinsurer under this Agreement on a monthly basis shall be determined on a net basis as of the last day of each calendar month and shall be due and payable as of such date. If the amounts, as defined in Section 5.3 above, cannot be determined at such dates as defined herein on an exact basis, such payments will be paid in accordance with an approximate amount determined by the Reinsurer, which amount shall be adjusted to the actual amount determined as soon as practicable thereafter.

            Section 5.5.  Delayed Payments.   For purposes of Section 5.4
      above, if there is a delayed settlement of a payment due, interest will be added, in an amount calculated as: the amount of the payment which is delinquent, multiplied by ten percent (10%), multiplied by the number of days such amount has been delinquent, regardless of holidays or weekends, and divided by the whole number 365. For purposes of this paragraph, a payment shall be deemed to be delinquent after five (5) working days from the date such payment is due. For purposes of this Agreement, the number of days a payment is delinquent shall commence on the day following the date such payment is due, as defined above, and shall end on the date such payment is received by the party entitled to receipt.

            Section 5.6. Offset of Payments. All monies due either to the Company or to the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of either party.

                                       Article VI

                                   MUTUAL COVENANTS

            Section 6.1. Covenants. The Reinsurer and the Company agree as follows:

      (a) to indemnify, defend and hold harmless the other, its directors, officers, employees and agents from any and all claims, actions, suits, judgments, damages (including punitive or exemplary damages), fines and other proceedings, whether civil, criminal (only to the extent permitted by law or public policy), administrative, investigative or otherwise, together with all costs, expenses and other amounts, including attorney's fees, arising out of any failure to performance its duties, obligations or responsibilities to the other party, its directors, officers, employees and agents, under this Agreement; and

      (b) the Reinsurer shall have no obligation arising out of any breach of any duty on the part of the Company to any holder, insured, assignee, beneficiary or other claimant under any Policy. Except for any liability on the part of the Reinsurer to the Company resulting solely from any negligence on the part of the Reinsurer as administrator, the Company shall remain solely liable for all fines, penalties or other assessments imposed against the Company by any Insurance Department or other governmental entity for any conduct of the Company, its employees or authorized representatives, which was not expressly authorized, in writing, by the Reinsurer; and

      (c) any and all materials, information, proposals, studies or other documents relative to this Agreement are confidential and proprietary. Neither party shall disclose, directly or indirectly, any information obtained from the other party, relative to this Agreement, to any third party without the express written consent of the other unless applicable statute, law or regulation requires such disclosure.

            Section 6.2. Policy Conservation. The Company warrants that it will take no action that would encourage the holders of the Policies to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement.

            Section 6.3. Fees Payable. Each of the parties hereto represents that no commission, fee or compensation is due to any third person by virtue of having negotiated or arranged the transactions herein, except that Reinsurer shall be solely responsible for the payment of a finder's fee to Trent & Associates of Oklahoma City, Oklahoma. Each of the parties agrees to pay all costs incurred by it for actuarial, legal and other services received or utilized in connection herewith.

                                     ARTICLE VII
                                     ARBITRATION

            Section 7.1. Agreement. Except for matters relating to recapture and transfer as set forth in Section 2.5 and Section 2.6, respectively, all disputes and differences between the Company and the Reinsurer on which an agreement cannot be reached will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator, or statutory successor is specifically exempted from an arbitration proceeding by applicable state law. Such arbitration shall be conducted in accordance with Exhibit 7.1 attached hereto and made a part hereof.

                                     ARTICLE VIII

                                      INSOLVENCY

            Section 8.1. Agreement. In the event of the Company's insolvency, the Reinsurer's contractual liability on the Policies shall continue to be determined by all the terms, conditions and limitations under this Agreement, but the Reinsurer will make settlement (1) directly to the Company's liquidator, receiver or statutory successor, and (2) without increase or diminution because of the Company's insolvency. The liquidator, receiver or statutory successor of the Company shall give the Reinsurer written notice of the pendency of a claim against the Company on any Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Company's name (or in the name of the Company's liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any Defense or Defenses which the Reinsurer may deem available to the Company or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

                                      Article IX

                                     Termination

            Section 9.1. Termination With Respect to New Business. This Agreement may be terminated with regard to new business only as follows:

      (a) By the Company, on any date following the first twelve (12) months upon written notice by the Company to the Reinsurer as herein provided following the expiration of ninety (90) days from the date on which such notice is given; or

      (b) By the Reinsurer, upon written notice by the Reinsurer to the Company as herein provided following the expiration of ninety (90) days from the date on which such notice is given; or

      (c) By either party, upon advance written notice to the other party as herein provided, for "cause" as herein defined, provided such notice sets forth with reasonable detail the specific facts and nature of the "cause" (or "causes" as the case may be) on which the terminating party is relying in exercising its right of termination under this subparagraph. "Cause" means a material breach of this Agreement by a party which has the effect of materially jeopardizing the interest of the other party or materially burdening the ability of the other party to perform its responsibilities under this Agreement, or the occurrence of an event or set of facts that renders a party incapable of performing its responsibilities under this Agreement.

      (d) Notwithstanding anything to the contrary herein contained, in respect to applications submitted by an agent of the Company subsequent to May 31, 1996, the Reinsurer, by giving written notice to the Company, may refuse to reinsure policies, beginning after such notice is given, issued on such applications by such agent if the Reinsurer in its sole discretion decides that the applications submitted by such agent are materially below the quality of the applications generally being received from other agents, or that such agent's applications materially fall below the Reinsurer's underwriting standards, or that such agent has a history or record of performance or conduct that would be unacceptable when measured by relevant industry standards.

                                      Article X
                   Representations and Warranties of World Service

            World Service hereby represents and warrants to Reinsurer that:

            Section 10.1. Organization and Existence. World Service is an Alabama-domiciled stock insurance company duly incorporated, validly existing, and in good standing under the corporation and insurance laws of the State of Alabama. World Service has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and operate its properties.

            Section 10.2. Qualification and Power. World Service is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of its business or of the properties owned, leased, or operated by it.

            Section 10.3. Validity: No Violation. This Agreement is a valid and binding obligation of World Service, enforceable against it in accordance with its terms and conditions. Neither the execution and delivery of this Agreement, nor World Service's compliance with any of the provisions of this Agreement, will:

      (a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of World Service, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which World Service is a party or by which it may be bound;

      (b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to World Service or to any of its properties or assets; or

      (c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability of World Service to be accelerated or increased.

            Section 10.4. No authorization, consent or approval of, or filing with, any public body or authority is necessary for World Service to obtain for the consummation of this Agreement, except that such transaction requires the approvals, authorizations and clearances contemplated by Section 12.1(b) hereof. No authorization, consent or approval of any other person or entity is necessary for World Service to obtain for the consummation of the transactions contemplated by this Agreement, and no person or entity has an option, right of first refusal or preferential right to purchase all or any part of the Policies or that is otherwise triggered as a result of the transactions contemplated hereby.

            Section 10.5. The reserves with respect to each of the Policies included in the Policies for the period ended May 31, 1996 and established on the books of World Service (i) were calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied, (ii) are based on actuarial assumptions that are in accordance with those specified in the related Policies and (iii) meet the requirements of the insurance laws of the State of Texas. The reserves for the period ended May 31, 1996 and established on the books of World Service with respect to the incurred but unreported policy claims are referred to herein as the "IBNR Claims Reserves." The reserves as set forth in this Section 10.5 shall be referred to in this Agreement as "Reserves."

            Section 10.6. Since December 31, 1995, there has not been any material adverse change, or changes in the Policies or operations of World Service taken as a whole which in the aggregate may be deemed materially adverse or which could affect the validity or enforceability of this Agreement, consummation of the transactions contemplated hereby or compliance with the terms hereof by World Service.

            Section 10.7. World Service has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other lien or encumbrance, all systems software included in or used to process the Policies and no third party will be entitled to any payment or other benefit as a result of the transfer the data processing system by World Service to Reinsurer in accordance with this Agreement.

            Section 10.8. There are no claims, actions, suits, investigations and administrative, arbitration or other proceedings (i) pending against World Service with respect to the Policies or (ii) threatened against World Service with respect to the Policies. World Service is not subject to or in default with respect to any order, writ, judgment, decree, injunction or similar order of any court or any foreign, federal, state or other governmental body. There are no claims, actions, suits, investigations or administrative, arbitration or other proceedings pending or threatened against or affecting World Service which individually or in the aggregate could have a material adverse effect on the Polices which could affect the validity or enforceability of this Agreement, consummation by World Service of the transactions contemplated hereby or compliance by World Service with the terms of this Agreement, and (ii) World Service is not subject to or in default with respect to any order, writ, judgment, decree, injunction or similar order of any court or any foreign, federal, state or other governmental body, the result of which being subject to or of which default individually or in the aggregate could have a material adverse effect on the Polices or which could affect the validity or enforceability of this Agreement, consummation by World Service of the transactions contemplated hereby or compliance by World Service with the terms of this Agreement.

            Section 10.9. World Service is in compliance in all respects with all laws, ordinances, regulations, orders, judgments, injunctions, or decrees of any court, arbitrator or governmental authority where the failure to comply, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Policies.

            Section 10.10. The Actuarial Appraisal referred to in Section 4.1 includes all commissions which are payable to agents of World Service. World Service is not in default under any of the terms, provisions or conditions of any contract between World Service and any of its agents, past or present. The failure of any agent who wrote business for World Service to have been duly licensed (for the type of business which such agent wrote) as an agent in the particular jurisdiction in which such agent wrote for World Service will not individually or in the aggregate have a material adverse effect on the Policies of World Service. To the knowledge of World Service, there is no actual or threatened plan on the part of any insurance agent or broker to rewrite any of the policies or contracts of insurance included in the Policies.

            Section 10.11.

      (a) It has been the practice of World Service to send all communications involving policyholders directly to the affected policyholders, and the Documents and Records of World Service to be delivered to Reinsurer contain adequate information to enable Reinsurer as administrator to send written notifications or other communications directly to each policyholder whose policy or contract is included in the Policies;

      (b) no master list of all or any substantial number of the holders of the Policies has been provided by World Service to any third party except to World Service's consulting actuary, and such master list is not available in the public domain; and

      (c) no policyholder or group of policyholders, which individually or in the aggregate account for five percent or more of the premium income included in the Policies has threatened to terminate its or their relationship with World Service.

            Section 10.12.  With respect to each of the Policies:

      (a) World Service is a party to each of such and owns all of the rights and interests of an insuring, reinsuring or ceding party, as the case may be, in and to each of such Policies, free and clear of any Lien;

      (b) each of such Policies is in full force and effect and constitutes a valid and legally binding obligation of each of the parties thereto in accordance with its terms; the transactions contemplated by this Agreement will not affect the validity or binding character of any such Policy; World Service is not in violation, breach or default of any such Policy and no event has occurred which (with or without notice or lapse of time or both) constitutes a breach or default by World Service under any such Policy and no such Policy contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions;

      (c) such Policies are, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection;

      (d) all current benefits payable by World Service under any such Policy have been paid or will be paid in the ordinary course of business under the terms of the Policies under which they arose or to the satisfaction of the parties thereto;

      (e) no such Policy entitles the holder thereof or any other person or entity to receive dividends or similar benefits in which the right to receive such dividends or benefits is determined other than at the discretion of the board of directors of World Service;

      (f) the underwriting standards utilized and ratings applied by World Service with respect to Policies issued by World Service conform in all material respects to customary insurance industry practices as such practices apply to the markets in which World Service has sold its policies and, with respect to any such Policy reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar Policy;

      (g) each of such Policy was issued and has been serviced in the ordinary course of business; and

      (h) there has been no discrimination in violation of applicable insurance laws among the policyholders whose policies and contracts of insurance are included in such Policies with respect to the rates charged such policyholders for the insurance in force afforded such policyholders by such Policies.

            Section 10.13. The Documents and Records are accurate and complete in all material respects and there are no deficiencies in the Documents and Records which could reasonably be expected to have a material adverse effect on either Reinsurer's satisfaction of its obligations in respect of the Policies or the servicing by Reinsurer of the Policies in accordance with customary insurance industry practices. There are no facts or other circumstances that would prevent the Reinsurer (or which raises a material probability that the Reinsurer might be prevented) from servicing the Policies in accordance with customary insurance industry practice and in the manner in which the Policies have been serviced prior to the Effective Date.

             Section 10.14. As of the Effective Date, neither this Agreement nor any certificate or document furnished by World Service to Reinsurer in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

            Section 10.15. Survival of Representations and Warranties. The representations and warranties of World Service contained in this Article X and elsewhere in this Agreement shall survive the Closing until all of the liabilities reinsured hereunder have been discharged or otherwise expire.

                                    Article XI
                     Representations and Warranties of Reinsurer

       Reinsurer hereby represents and warrants to World Service that:

            Section 11.1. Organization and Existence. Reinsurer is a Texas-domiciled stock insurance company duly incorporated, validly existing, and in good standing under the corporation and insurance laws of the State of Texas. Reinsurer has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and operate its properties.

            Section 11.2. Qualification and Power. Reinsurer is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of its business or of the properties owned, leased, or operated by it.

            Section 11.3. Validity; No Violation. This Agreement is a valid and binding obligation of Reinsurer, enforceable against it in accordance with its terms and conditions. Neither the execution and delivery of this Agreement, nor Reinsurer's compliance with any of the provisions of this Agreement, will:

      (a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Reinsurer, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which Reinsurer is a party or by which it may be bound;

      (b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Reinsurer or to any of its properties or assets; or

      (c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability of Reinsurer to be accelerated or increased.

            Section 11.4. Survival of Representations and Warranties. The representations and warranties of Reinsurer contained in this Article XI and elsewhere in this Agreement shall survive the Closing until all of the liabilities reinsured and assumed hereunder have been discharged or otherwise expired.

                                     Article XII
                    Covenants and Conditions Precedent to Closing

            Section 12.1. The obligations of each of the parties hereto to proceed with the Closing were subject to the fulfillment (unless waived by each party in writing), prior to or at the Closing, of each of the following conditions:

      (a) No suit, action or other proceeding shall have been initiated and be pending or be threatened by any governmental agency in which it is sought to restrain, prohibit, invalidate, modify or condition, or set aside, the transactions contemplated by this Agreement, and no statute, rule or regulation having such effect shall have been promulgated or enacted, nor shall any such suit, action or proceeding have been initiated by any other third party not affiliated with the parties hereto in which such third party shall have obtained preliminary or permanent injunctive relief or which, in the opinion of counsel to either party, has a reasonable likelihood of success; provided, however, that each party shall use reasonable efforts in good faith to cause such suit, action or proceeding, or the threat thereof, to be dismissed or withdrawn, to cause such injunction to be dissolved or vacated or to cause such statute, rule or regulation to be repealed or rescinded.

      (b) The receipt of the required approval of this Agreement from regulatory authorities.

            Section 12.2. The obligations of World Service to proceed with the Closing were subject to the fulfillment (unless waived by Reinsurer in writing), prior to or at the Closing, of each of the following conditions:

      (a)   The representations and warranties of Reinsurer contained in
            Article XII of this Agreement shall be true and correct in all material respects at and as of the Closing, as if each such representation and warranty had been made as of the Closing.

      (b) Reinsurer shall have performed and complied in all material respects with all covenants, agreements, obligations, commitments and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

      (c) Reinsurer shall have delivered to World Service a certificate dated the Closing Date and signed by the president or a vice president of Reinsurer certifying to the fulfillment of the conditions specified in this Section 12.2.

      (d) Reinsurer shall have delivered to World Service at the Closing such other documents as World Service may reasonably request.

            Section 12.3. The obligations of Reinsurer to proceed with the Closing are subject to the fulfillment (unless waived by Reinsurer in writing), prior to or at the Closing, of each of the following conditions:

      (a)   The representations and warranties of World Service contained in
            Article XII of this Agreement shall be true and correct in all material respects at and as of the Closing, as if each such representation and warranty had been made as of the Closing.

      (b) World Service shall have performed and complied in all material respects with all covenants, agreements, obligations, commitments and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

      (c) World Service shall have delivered to Reinsurer a certificate dated the Closing Date and signed by the president or a vice president of World Service certifying to the fulfillment of the conditions specified in this Section 12.3.

      (d) World Service shall have delivered to Reinsurer at the Closing such other documents as Reinsurer may reasonably request.

           Section 12.4.  Documents and Records.  World Service gave
      Reinsurer access to records and information concerning the Policies prior to the Closing and in connection with the transfer of the administration of the Policies to Reinsurer. World Service agrees to deliver to Reinsurer all of World Service's files, books, and records to the extent not already delivered to Reinsurer, relating to the Policies ("Documents and Records") without charge. World Service transferred, delivered, assigned and conveyed to Reinsurer on the Closing Date all of its data processing equipment, hardware and related implements, as well as all related operating and processing software, within World Service's possession or control ("data processing system"), used for the purpose of administration and servicing of the Policies without charge. In connection with such data processing system, World Service does hereby assign and transfer to Reinsurer without charge all of its rights, title and interests in any service contracts, licenses, permits or agreements used or useful in operating or supporting the data processing system.

           Section 12.5. Cooperation. The parties shall assist and cooperate with each other by making all reasonable efforts to seek and obtain the aforementioned approvals and any other approvals the parties agree are necessary or advisable, and each party shall bear its own expenses related thereto.

                                     Article XIII
                                       Closing

            Section 13.1. Time and Location. The closing of the transactions contemplated by this Agreement ("Closing") took place on May 31, 1996 (the "Closing Date"), subject to regulatory approval.

            Section 13.2. Deliveries by World Service. At Closing World Service delivered to Reinsurer the following:

      (a) an accounting in contract level detail as to the Policies, including a detail listing of the contracts and the payment obligations thereunder, which are the subject of this Agreement, and which also shall show the Transfer Value owed by World Service to Reinsurer pursuant to the calculations provided in Schedule 4.1, and

      (b) Reinsurer's share of any premiums or other receipts, if any, received by World Service in connection with the Policies attributable to any premiums or other amounts due or payable on or after the Effective Date.

                                   Article XIV
                               Miscellaneous Provisions

            Section 14.1. Extracontractual Damages. The Reinsurer does not agree to indemnify the Company for, and shall not be liable for, any extracontractual damages or liability of any kind whatsoever of the Company's.

            Section 14.2. Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required by this agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.

            Section 14.3. Facility of Reinsurance. The Company shall not enter into any other reinsurance agreements, including assumption reinsurance, that would cover the Policies, without the express written approval of the Reinsurer, except that the Company may coinsure the Company's Portion of the Policies without the Reinsurer's permission provided such coinsurance does not diminish the Company's obligations and liabilities under this Agreement.

            Section 14.4. South Texas Bankers Life Insurance Company. On or soon after the time of the execution and delivery of this Agreement, the Company will enter into an agreement with South Texas Bankers to assume all of South Texas Bankers insurance policies in force ("South Texas Bankers Policies") that were the subject of the South Texas Bankers Agreement effective June 1, 1996, with certain amendments thereto, between the Reinsurer and South Texas Bankers similar in all material respects to the Assumption Agreement as herein above identified between Reinsurer and the Company, except that said South Texas Bankers Agreement involved the South Texas Bankers Policies. If the Company assumes the South Texas Bankers Policies as aforesaid, the Reinsurer and the Company agree that such policies will be merged into the Policies covered by this Agreement effective as of the Effective Date, and shall thereafter for all purposes become a part of the Polices covered by this Agreement. In that case, the Company agrees that it shall assume and be fully responsible for South Texas Bankers' obligations, covenants, representations, warranties, liabilities and indemnification agreements and all other responsibilities contained in said South Texas Bankers Agreement in respect to the South Texas Bankers Policies or otherwise, except in any instance in which an explicit modification is stated herein and in any instance in which there is a conflict between the express terms and conditions of the South Texas Bankers Agreement and this Agreement, in which case this Agreement shall supersede the South Texas Bankers Agreement. In that case, and referring to Sections 3.01 and 3.02 above, the Reinsurer has already received the "Transfer Value," and South Texas Bankers has already received the "Ceding Fee" as described in
      Section 4.1 and Section 4.2 of the South Texas Bankers Agreement. If the Company assumes the South Texas Bankers Policies as aforesaid, then the provisions of Section 4.1 and Section 4.2 above shall apply to the South Texas Bankers Agreement, and the consolidated version of Exhibit 4.2 shall express the adjustments accepted and agreed to by the Parties as called for by Section 4.1 and Section 4.2 of this Agreement. Further, if the Company assumes the South Texas Bankers Policies as aforesaid, then, effective as of the Effective Date, the Reinsurer's Portion shall be Ninety One and Forty-Two Hundredths percent (91.42%) and the Company's Portion shall be Seven and Eight and Fifty-Eight Hundredths percent (8.58%), and all accounting and settlement as provided in this Agreement shall be adjusted accordingly, retroactively to the Effective Date. Pending such assumption of the South Texas Bankers Policies as aforesaid, the Coinsurance Ratio between the Company and the Reinsurer shall be as stated in Section 2.1, but upon the consummation of the assumption of the South Texas Bankers Policies as aforesaid the Coinsurance Ratio shall be for all purposes, effective as of the Effective Date, 91.42/8.58.

            Section 14.5. Policy Changes. The Company shall not make any changes after the Effective Date of this Agreement in the provisions and conditions of the Policies.

            Section 14.6. Audit. The Company or the Reinsurer, their respective employees or authorized representatives may audit, inspect and examine, during regular business hours, at the home office of the Company or the Reinsurer, provided that three working days advance notice has been given to the other party, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies. The audited party agrees to provide a reasonable work space for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The expense of the respective party's employee(s) or authorized representative(s) engaged in such activities shall be borne solely by such party. The auditing party agrees to conduct such audit in a courteous, prompt, professional and reasonable manner, and to provide immediate written disclosure to the audited party of any discrepancy or variance (when compared to any previously reported information) discovered by the auditing party.

            Section 14.7. Integration. [The provisions of this Section 14.7 are deleted because they are incorporated in Section 14.24.]

            Section 14.8. Law and Venue. This Agreement has been finally executed in the State of Texas and is subject to and is to be interpreted in accordance with the laws of the State of Texas. Venue for any action, suit or other proceeding shall be exclusively in Harris County Texas.
      The parties agree to waive any other venue.

            Section 14.9. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            Section 14.10. Severability. In the event that any provision or term of this Agreement shall be held by any court to be illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect, except if the provision or term held to be illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement.

            Section 14.11. Amendments. This Agreement shall be amended only by mutual consent and written agreement executed and delivered by the parties.

            Section 14.12. Schedules and Paragraph Headings. Schedules attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

            Section 14.13. Financial Reports. The Company and the Reinsurer each agree to furnish the other with their respective NAIC Annual and Quarterly Statements, as required by their respective state laws within five (5) days after such reports are due to be filed with such respective states.

            Section 14.14. Survival. The representations, warranties, covenants and agreements respectively made by the Company and the Reinsurer in this Agreement shall survive the termination or expiration of this Agreement.

            Section 14.15. Notices. Any notices made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally (including overnight delivery service) or by facsimile transmission to the party to whom notice is give, or on the third day after mailing if mailed to the party to whom notice is to be given by certified mail, return receipt requested, and properly addressed as follows:

                If to the Company:

                World Service Life Insurance Company of America

                Attn: Mr. Jack G. Heffington,
                Vice Chairman and General Counsel
                300 South Jefferson Street
                Winchester, TN 37398
                FAX:   (615) 962-4926

                If to the Reinsurer:

                American Capitol Insurance Company
                Attn:  Mr. William F. Guest, Chairman
                10555 Richmond Avenue
                Houston, Texas 77042
                FAX: (713) 953-7920

            Any party to this Agreement may change the address to which notice is to be delivered under this Section 10.15 by delivering written notice to that effect to the other party in accordance with this
      Section 14.15. Any document delivered via facsimile transmission shall be treated as though it is an original for all purposes.

            Section 14.16. Subject to Regulatory Approval. The parties acknowledge that the Policies are being administered by the Reinsurer based on the transfer of the Policies and related files and data processing system and equipment to the Reinsurer pursuant to the Assumption Agreement which has not been fully consummated and which will be consummated upon the consummation of this Agreement. In the meantime, the parties agree that the Reinsurer's administration of such Policies shall be governed in any case by the provisions of Exhibit 3.1.
      Moreover, the South Texas Bankers Policies, which are not initially included as a part of the Policies that are the subject of this Agreement but may be subsequently added to such Policies, shall continue to be administered by the Reinsurer, and which administration shall be governed by the provisions of Exhibit 3.1. The parties further acknowledge that this Agreement may be subject to certain regulatory approvals, as well as the approval of Crown Life Insurance Company ("Crown") (an insurance company that has provided certain reinsurance to the Reinsurer in respect to the Policies as of the time when the Assumption Reinsurance Agreement was entered), which approval the parties agree to seek diligently and in good faith. However, in the event such approvals are not received, or if one or more of such approvals contain conditions that modify this Agreement materially and which are unacceptable to either party, then this Agreement shall be subject to rescission in which case the parties shall be restored to the positions they would have had if this transaction had not occurred, recognizing the Reinsurer's entitlement to compensation for administering the Policies in the interim pursuant to
      Exhibit 3.1 as aforesaid.

            Section 14.17. Understanding of Agreement. The Parties agree that the drafting of this Agreement has been a joint effort and no special weight or presumption should arise in favor of or against either Party based on whether one Party or the other was more responsible for the drafting of this Agreement. Each Party has consulted with its accounting, actuarial and legal advisers in respect to the negotiations and the drafting of this Agreement and each Party has read and understands this Agreement.

            Section 14.18. Assignment. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, if the assignment is to an entity other than an affiliate of Reinsurer.

            Section 14.19. Broker Fees. Each party hereby represents and warrants that it has not taken any action that would impose on any other party hereto liability for payment of any broker, finder, or similar fee in connection with the origin, negotiation, execution, or performance of this Agreement, except that Reinsurer shall be solely responsible for the payment of a finder's fee to Trent & Associates of Oklahoma City, Oklahoma.

             Section 14.20. Cooperation. The parties agree that they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge, and deliver in proper form any further instruments and take such other action as the other party may reasonably require in order to carry out effectively the intent of this Agreement.

            Section 14.21. Entire Agreement. Except as otherwise stated in this Section 14.21, this Agreement constitutes the entire understanding of the parties pertaining to the subject matter contained in this Agreement and supersedes all prior and contemporaneous oral and written agreements, representations, and understandings of the parties. For the purpose of interpretation of this Agreement, if any provision is ambiguous, inconsistent with or in conflict with another provision of this Agreement, or uncertain as to its meaning for any reason, reference should be made to the Assumption Agreement as modified by the Reinsurance Agreement for the purpose of clarification and/or resolution, which shall have priority over any oral or other written statements or agreements that would otherwise be available under applicable rules of evidence that would be legitimately applied by any court or arbitration panel, as the case may be. Furthermore, reference should be made to the South Texas Assumption Reinsurance Agreement for purposes of Section 14.4.

             Section 14.22. Exhibits and Schedules. All exhibits and schedules attached to and referenced in this Agreement are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

            Section 14.23. Expenses. Each party shall pay all of its own costs, fees, and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

            Section 14.24. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

            Section 14.25. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            Section 14.26. Third Party Beneficiaries. Except as to the holders of the Policies, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns. In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement or give any third person any right of subrogation or action against any party to this Agreement.

            Section 14.27. Waiver of Compliance. The party for whose benefit a warranty, representation, covenant, or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in the Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party and any defaults under this Agreement. A waiver shall not affect or impair, however, the waiving party's rights with respect to any other warranty, representation, or covenant or any default hereunder not specifically waived, nor shall any waiver constitute a continuing waiver.

            IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

      WORLD SERVICE LIFE INSURANCE COMPANY OF AMERICA

      By: /s/Jack G. Heffington
            Vice-Chairman/General Counsel

      Witness: /s/
                Corporate Officer

      AMERICAN CAPITOL INSURANCE COMPANY

      By: /s/William F. Guest
             Chairman

      Witness:
                Corporate Officer

                                                             Exhibit 4.1
     WORLD SERVICE POLICIES - POST CLOSING ADJUSTMENT

                                                Gross  AC Portion WS Portion
     Calculation of Transfer Value             ------  ---------- ----------

     Transfer Value as of May 31, 1996
     ---------------------------------
     Aggregate reserve for life policies   17,221,732  16,119,541  1,102,191
     Policy and contract claims                93,007      87,055      5,952
     Premiums received in advance              33,174      31,051      2,123
     Dividend liability                       100,501      94,069      6,432
     Commission liability                      11,571      10,830        741
     Unearned investment income-policy loans    1,663       1,557        106
     Remittances and items not allocated            0           0          0
                                          ----------------------------------
                                           17,461,648  16,344,103  1,117,545
                                          ==================================

     Assets to be Transferred As Of May 31, 1996
     -------------------------------------------
     Policy assets:
       Policy loans                            93,519     87,534       5,985
       Life insurance premiums deferred
          and uncollected                     590,862    553,047      37,815
       Accrued investment income-policy
          loans                                   925        866          59
                                          ----------------------------------
     Policy assets to be transferred          685,306    641,446      43,860
     Cash Portion to be transferred        15,566,008 14,569,784     996,225
     Adjusted Ceding Fee to be retained
        by World Service                    1,210,334  1,132,872      77,461
                                          ----------------------------------
                                           17,461,648 16,344,103   1,117,545
                                          ==================================
     Calculation of Ceding Fee
     Based on May 31 Actuarial Appraisal

     May 31, 1996 Ceding Fee before
       adjustments                            743,013

     Plus dividend adjustment                 597,321
     Less proportionate share of
       mortality adjustment                  (130,000)
                                          -----------
     Adjusted Ceding Fee                    1,210,334
                                          ===========

     Calculation of Reinsurance Percentage

     A: Cash Portion as of May 31, 1996
         (from above)                      15,566,008  14,569,784

     B: Cash Portion as of December 31,
         1995 (already transferred)
        Mortgage loans                      2,008,336
        Cash                               13,561,933
                                           ----------
                                           14,570,269 (14,570,269)
                                          ------------------------

     Reinsurance Percentage (B/A)              93.60%
                                           ==========

     Cash to be transferred to (from)
       American Capitol                                     (485)
                                                     ============

                                                                  Exhibit 4.1

     SOUTH TEXAS BANKERS POLICIES - POST CLOSING ADJUSTMENT


                                                Gross AC Portion STB Portion
     Calculation of Transfer Value             ------ ---------- -----------

     Transfer Value as of May 31, 1996
     ---------------------------------
     Aggregate reserve for life policies    7,736,446  6,736,124   1,000,322
     Policy and contract claims                68,007     59,214       8,793
     Premiums received in advance              75,653     65,871       9,782
     Dividend liability                        46,083     40,124       5,959
     Commission liability                      10,331      8,995       1,336
     Unearned investment income-policy loans        0          0           0
     Remittances and items not allocated      109,527     95,365      14,162
                                           ---------------------------------
                                            8,046,047  7,005,693   1,040,354
                                           =================================

     Assets to be Transferred As Of May 31, 1996
     -------------------------------------------
     Policy assets:
     Policy loans                                 0          0           0
       Life insurance premiums deferred
          and uncollected                     106,634     92,846      13,788
       Accrued investment income-policy loans       0          0           0
                                           ---------------------------------
     Policy assets to be transferred          106,634     92,846      13,788
     Cash Portion to be transferred         7,821,098  6,809,830   1,011,268
     Adjusted Ceding Fee to be retained
        by World Service                      118,315    103,017      15,298
                                           ---------------------------------
                                            8,046,047  7,005,693   1,040,354
                                           =================================
     Calculation of Ceding Fee

     Based on May 31 Actuarial Appraisal

     May 31, 1996 Ceding Fee before
       adjustments                            188,315
     Plus dividend adjustment                       0
     Less proportionate share of
       mortality adjustment                   (70,000)
                                             ---------
     Adjusted Ceding Fee                      118,315
                                             =========

     Calculation of Reinsurance Percentage

     A: Cash Portion as of May 31, 1996
         (from above)                        7,821,098  6,809,830

     B: Cash Portion as of December 31,
         1995 (already transferred)
         Mortgage loans                              0
         Cash                                6,810,029
                                            ----------
                                             6,810,029 (6,810,029)
                                           ----------------------

     Reinsurance Percentage (B/A)                87.07%
                                           ============

     Cash to be transferred to (from)
       American Capitol                                     (199)
                                                      ===========

                                                                    Exhibit 4.1
     WS/STB COMBINED - POST CLOSING ADJUSTMENT


                                                Gross AC Portion  WS Portion
     Calculation of Transfer Value             ------ ---------- -----------

     Transfer Value as of May 31, 1996
     ---------------------------------
     Aggregate reserve for life policies   24,958,178 22,816,766   2,141,412
     Policy and contract claims               161,014    147,199      13,815
     Premiums received in advance             108,827     99,490       9,337
     Dividend liability                       146,584    134,007      12,577
     Commission liability                      21,902     20,023       1,879
     Unearned investment income-policy loans    1,663      1,520         143
     Remittances and items not allocated      109,527    100,130       9,397
                                          ----------------------------------
                                           25,507,695 23,319,135   2,188,560
                                          ==================================

     Assets to be Transferred As Of May 31, 1996
     -------------------------------------------
     Policy assets:
       Policy loans                            93,519     85,495       8,024
     Life insurance premiums deferred
          and uncollected                     697,496    637,651      59,845
       Accrued investment income-policy
          loans                                   925        846          79
                                           ---------------------------------
     Policy assets to be transferred          791,940    723,992      67,948
     Cash Portion to be transferred        23,387,106 21,380,492   2,006,614
     Adjusted Ceding Fee to be retained
        by World Service                    1,328,649  1,214,651     113,998
                                          ----------------------------------
                                           25,507,695 23,319,135   2,188,560
                                          ==================================
     Calculation of Ceding Fee
     Based on May 31 Actuarial Appraisal

     May 31, 1996 Ceding Fee before
       adjustments                            931,328
     Plus dividend adjustment                 597,321
     Less proportionate share of
       mortality adjustment                  (200,000)
                                            ---------
     Adjusted Ceding Fee                    1,328,649
                                            =========

     Calculation of Reinsurance Percentage

     A: Cash Portion as of May 31, 1996
         (from above)                      23,387,106 21,380,492
                                           ----------
     B: Cash Portion as of December 31,
         1995 (already transferred)
         Mortgage loans                     2,008,336
         Cash                              19,371,962
                                           ----------
                                           21,380,298 (21,380,298)
                                          ----------------------

     Reinsurance Percentage (B/A)               91.42%
                                           ===========

     Cash to be transferred to (from)
        American Capitol                                     (194)
                                                      ============

                                     EXHIBIT 3.1

                      POLICY ADMINISTRATION AND DATA PROCESSING
                                SERVICES AGREEMENT

     American Capitol Insurance Company, hereinafter referred to as Administrator, and World Service Life Insurance Company of America, hereinafter referred to as Client, agree as follows:

     During the term of this agreement ("Agreement"), Administrator will perform for Client in respect to Client's policies the policy administration and data processing services hereinafter designated in this Agreement and exhibits attached hereto and made a part hereof for all purposes. The policies that are the subject of this Agreement consist of the policies defined as the "Policies" in the Reinsurance Agreement ("Reinsurance Agreement") to which this Agreement is attached as an exhibit.

     Client shall designate the person or persons to whom Administrator will report. Client will keep Administrator informed of its corporate policy or changes in policy to enable Administrator to carry out the subject services for Client in an efficient manner. Client shall appoint one or more of Administrator's officers as its attorney-in-fact to act for Client in performing routine functions in the course of administering Client's policies and performing data processing services as called for by this Agreement. At any time during the term of this Agreement, Administrator may enter into a consulting agreement with one or more employees of Client to provide consulting services to Administrator regarding the administration of the subject policies and the related marketing operation, and Administrator shall be solely responsible for fees relating thereto.

     Administrator shall safeguard all data and information relating to Client's business to the same extent that Administrator safeguards such data and information relating to its own business, provided, however, if such data or information is available to the general public, is known or in the possession of Administrator prior to the date of this Agreement, or is known or in the possession of Administrator prior to actual receipt by Administrator of such information or data from client or is rightfully obtained from third parties, Administrator shall bear no responsibility for its disclosure, inadvertently or otherwise.

     Client agrees that all systems, including data processing programs, discs, tapes, documentations, manuals, specifications, ideas, applications, routines, formulas, and techniques relating to the subject services furnished, owned, licensed or developed by Administrator shall and may be used by Administrator during the term of this Agreement and at any time thereafter and shall be and remain the sole property of Administrator. If Client furnished Administrator with any system related to its business, said system shall remain the sole property of Administrator, and Administrator may use such system or any other system to administer the subject policies.

     In the event of termination of this Agreement, Administrator may, at its option, retain any property or data in its possession that belongs to Client until all sums due Administrator pursuant to this Agreement are paid, including such additional charges as may be determined by Administrator and Client to be reasonable and necessary to effect an orderly termination of the work and services then being performed by Administrator and to assure and protect the orderly and timely perpetuation of the Client's business as affected by such work and services. Upon termination of this Agreement, Client shall instruct Administrator in writing as to the disposition of all such property or data within ninety (90) days.

     Administrator shall use due care and diligence in performing the work and services to be performed hereunder and agrees that it will correct any errors which are caused solely by Administrator, its authorized agents, employees, programs, or data processing equipment and machines, and its liability for such errors shall be limited to the correction of same within a reasonable time as full compensation for any and all damages which may result from such error or errors and in any event, the liability of Administrator to Client or any other party for any and all losses or damages directly or indirectly arising out of this Agreement or the performance hereof, shall not exceed the performance of the particular task which gives rise to such loss or damages and such amount shall constitute an agreed amount of liquidated damages for such losses and damages. The parties recognize the liability that Administrator has in respect to the subject policies in its capacity as Reinsurer under the Reinsurance Agreement and, except as hereinabove stated, Administrator shall not incur any additional liability by virtue of its role and responsibilities as Administrator pursuant to this Agreement.

     Client warrants that it is duly authorized to enter into this Agreement and that Administrator has in no way caused or induced Client to breach any contracted obligation and Client agrees to indemnify and hold harmless Administrator from any claim or claims.

     This Agreement and the exhibits attached hereto or made a part hereof constitute the entire agreement of the parties on the subject of policy administration and data processing services. Any modifications or amendments must be in writing signed by both parties.

     The parties hereto expressly agree that each will comply with all applicable federal, state and local laws, the violation of which may adversely affect the performance of this Agreement.

     The charges hereinafter set forth in Exhibit C attached hereto shall be billed as a part of the monthly accounting made by Administrator in its capacity as Reinsurer as set forth in the Reinsurance Agreement, and shall be allocated between the parties thereto (referred to in such Reinsurance Agreement as the Reinsurer and Company) as set forth in such Reinsurance Agreement.

     Client agrees that in the event of default in any of the covenants or agreements contained herein or in payment of the charges provided herein and in exhibit or exhibits attached hereto or made a part hereof, that it will pay all costs and expenses of enforcement or collection, including reasonable attorney's fees, which may arise or accrue.

     This Agreement may not be terminated by either party during the existence of the Reinsurance Agreement, and shall automatically terminate when the Reinsurance Agreement terminates, unless the parties agree otherwise in writing.

     This Agreement is effective as of June 1, 1996.

     This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and legal representatives, and shall not be assigned by either party without the prior written consent of the other party.

     This Agreement shall be construed under the Laws of the State of Texas and should any portion be invalid or unenforceable, for any reason, it shall not affect the remainder of this Agreement which shall be valid and binding.

          IN WITNESS WHEREOF, this Agreement is an Exhibit to the above mentioned Reinsurance Agreement. The parties, by executing and delivering said Reinsurance Agreement, intend to adopt this Agreement as though it had been separately executed and delivered by the parties.

                                    EXHIBIT A

                                    MANAGEMENT


     The Client's responsibility shall be:

     1. To provide from its Board of Directors or an Officer instructions regarding its corporate policy, products, growth and general operations of the Company and such other instructions as are called for herein. To select one or more officers of the Client to whom the Administrator is to report and from whom the Administrator is to receive instructions. To designate and appoint not less than two officers of Administrator to act as Client's attorney-in-fact to perform in Client's place and stead the routine policy transactions, such as policy issuance and claims payments and such other functions as the parties may deem appropriate.

     2. To provide financial interface and receive the financial reports from Administrator.

     3. To provide marketing interface and receive the marketing reports from Administrator.

     The Administrator's responsibilities shall be:

     1. To perform the subject services in keeping with corporate policy of the Client as communicated by the Client to Administrator.

     2. To provide financial information relating to the subject policies sufficient to enable Client to complete requirements of the various state insurance departments, file premium tax, advertising and miscellaneous reporting forms as required by the states.

                                      MARKETING

     The Client's responsibility shall be:

     To select the products, marketing systems, brochures, agents' training and instruction, commissions and other agent compensation, and personnel to operate the marketing efforts of the Client. The Client is solely responsible for recruiting, training, assisting, monitoring, supervising, terminating (if called for) and the market conduct of the Client's agents.

     The Administrator's responsibility shall be:  None.

                                 UNDERWRITING/ISSUE

     The Client's responsibility shall be:

     To set underwriting standards and guidelines as conditions for issuance of new policies and reinstatement of policies that are eligible for reinstatement.

     The Administrator's responsibility shall be:

     To issue new polices and reinstate policies consistent with underwriting standards and guidelines provided by Client.

                                   CLAIMS SERVICE

     The Client's responsibilities shall be:

     To inform Administrator of its claims-paying policies and guidelines respecting routine claims processing. To issue instructions to Administrator in respect to claims that are other than routine or in respect to which Administrator requests instructions. To inform Administrator of all notices of claims when notice thereof is not sent directly to Administrator.

     The Administrator's responsibility shall be:

     To verify and pay all claims in accordance with Client's policies, guidelines and, when applicable, instructions.

                                POLICYHOLDER SERVICE

     The Client's Responsibilities shall be:

     To inform Administrator of its policies and guidelines respecting routine policyholder service. To issue instructions to Administrator in respect to policyholder service matters that are other than routine or in respect to which Administrator requests instructions. To inform Administrator of all communication received from policyholders when such communication is not received directly by Administrator.

     The Administrator's Responsibility shall be:

     To answer and process all inquiries received, including cash surrenders, policy loans, reinstatement requests and policy changes, in keeping with Client's guidelines.

                                 BILLING/COLLECTION

     The Client's responsibility shall be: None, except to remit to Administrator promptly any premiums or other payments in respect to the subject policies received by the Client.

     The Administrator's responsibilities:

     To provide billing notices either through pre-authorized check or direct bills for modal premiums when due. To provide late notices and lapse notices in the event mode premiums are not received when due. To collect and deposit in the Client's account all premiums received and reconcile on a daily basis premium collections and deposits. In this regard, the Client hereby authorizes the Administrator to establish one or more bank accounts in the name of the Client in respect to which the Administrator's officers are hereby authorized to sign and transact business in the same manner that it operates banking accounts in its own name. The Client will provide in a timely manner appropriate resolutions by its Board of Directors and certifications by its officers to facilitate the above.

                                     INVESTMENTS

     The Client's responsibility shall be:

     The Client as the Company in the Reinsurance Agreement is solely responsible for the assets covering its share of policy liabilities as set forth in the Reinsurance Agreement and the Client shall be solely responsible for the investments relating to such assets, as well as its other assets.

     The Administrator's responsibility shall be:

     The Administrator as the Reinsurer in the Reinsurance Agreement is solely responsible for the assets covering its share of policy liabilities as set forth in the Reinsurance Agreement and the Administrator shall be solely responsible for the investments relating to such assets, as well as its other assets.

                                      ACTUARIAL

     The Client's responsibility shall be:

     To be responsible for its share of the costs of actuarial services selected by Administrator as set forth below. Client shall be solely responsible for any actuarial services that it may require for matters not related to the subject policies or any actuarial services that are for the exclusive benefit of the Client.

     The Administrator's responsibility shall be:

     To select a qualified actuary to perform all actuarial work, reviews and certifications required in respect to the subject policies for the benefit of the Client and Administrator in their roles as the Company and the Reinsurer, respectively, in the Reinsurance Agreement. The costs thereof shall be borne by the Company and the Reinsurer as a part of the monthly accounting as provided in the Reinsurance Agreement, except that in any instance in which such actuarial services are performed for the exclusive benefit of either the Company or the Reinsurer, as the case may be, such party shall bear the entire cost of the subject services.

               ACCOUNTING, TAXES, REPORTING AND REGULATORY COMPLIANCE

     The Client's responsibility shall be:

     To inform Administrator of the Officer to whom Administrator is to report and to inform Administrator of any specific format required to interface with Company in respect to accounting procedures, taxes and tax reporting, financial reporting and regulatory compliance. Client shall be solely responsible for its accounting functions, taxes and tax reporting, financial reporting and regulatory compliance.

     The Administrator's responsibility shall be:

     To provide sufficient policy data and information to Client to enable client to record all accounting entries on Client's books to properly account for all transactions implemented by Administrator in respect to the subject policies.

                                     COMMISSIONS

     The Client's responsibility shall be:

     Subject to the provisions and limitations in the Reinsurance Agreement, to make all commission and other compensation arrangements with its agents.

     The Administrator's responsibility shall be:

     To prepare agent commission statements and disburse funds to agents based on the results of the commission statements.

                                  POLICY DIVIDENDS

     The Client's responsibility shall be:

     To determine and declare all dividends to be paid in respect to the subject policies and to instruct Administrator accordingly.

     The Administrator's responsibility shall be:

     To pay or otherwise credit dividends to the subject policies in accordance with Client's instructions. The Administrator shall be entitled to rely upon and implement the dividend scales and practices of the Client that exist as of the Effective Date of this Agreement and continuing thereafter until changed in writing by the Client. When changed in writing by the Client, the Administrator shall implement the change or changes in respect thereto until a subsequent change in writing by the Client.

                                      EXHIBIT B

                              DATA PROCESSING SERVICES


     The Client's responsibility shall be:

     To furnish data to Administrator in a timely manner where data is not directly received by Administrator.

     The Administrator's responsibilities shall be:

     To provide all data processing services necessary to the normal administration of the subject policies as called for by this Agreement.

                                     Exhibit C

                                       FEES


     Client will be charged monthly according to the following schedule. Said charges will be allocated between Client and Administrator in their respective capacities as Company and Reinsurer as part of the monthly accounting as set forth in the Reinsurance Agreement.


     Maintenance
          Monthly Fee Per Policy
     Policy Status                         In Force (Beginning of Month)

     Premium Paying .............................  $2.19
     Fully Paid Up  .............................   1.36
     Reduced Paid Up..............................   .84


     Policy Issue

     Fee per policy issued....................... $35.00


     Inflation

     On each anniversary of the Effective Date of this Agreement, the per policy fees will increase 3% (compounded).


     Direct Expenses of Client

     The Client will be solely responsible for actual costs incurred in marketing new business and for fees of attorneys, accountants, tax advisers and other consultants or professionals, if any (unless specifically otherwise provided for elsewhere in this Agreement). Client will also be solely responsible for any fees incurred by Administrator to obtain and maintain a Third Party Administrator's license (if such license is required).

                                                       EXHIBIT 7.1

                                ARBITRATION AGREEMENT


          This agreement ("Arbitration Agreement") is made between American Capitol Insurance Company ("American Capitol"), a Texas domiciled life insurance company with its principal office in Houston, Texas, and World

     Service Life Insurance Company of America ("World Service"), an Alabama domiciled life insurance company with its principal office in Winchester, Tennessee, to be effective on June 1, 1996.

          WHEREAS, American Capitol and World Service have entered into an Agreement of Reinsurance and Assumption ("Assumption Reinsurance Agreement"), supplemented and amended by a Reinsurance Agreement

     ("Reinsurance Agreement") effective June 1, 1996, (collectively referred to as "Reinsurance") relating to certain life insurance policies, and

          WHEREAS, the Parties desire to provide for an efficient and expeditious way in which to resolve any disputes that might arise between the Parties in respect to said Reinsurance.

          NOW, THEREFORE, the Parties agree as follows:

                                  ARTICLE I

     1.1  The above recitations are true and correct.

     1.2 The following words when appearing in this Arbitration Agreement with initial capital letters shall have the meaning ascribed to them as follows:

     (a)  "Party" shall mean either American Capitol or World Service.

     (b) "Reinsurance" shall mean the reinsurance relationship between the established by the Agreement of Assumption Reinsurance and the Reinsurance Agreement identified herein, including written amendments thereto.

     (c) "Arbitrator" shall mean one of the three arbitrators selected as herein provided. "American Capitol's Arbitrator" shall mean the Arbitrator designated as such by American Capitol. "World Service's Arbitrator" shall mean the Arbitrator designated as such by World Service. "Parties' Arbitrators" shall mean American Capitol's Arbitrator and World Service's Arbitrator. The "Third Arbitrator" shall mean the Arbitrator selected by the Parties' Arbitrators as herein provided. The "Arbitration Committee" shall mean the three Arbitrators acting as a committee in their capacity as arbitrators. An Arbitrator must be an actuary, either actively engaged in private practice in the United States or an employee of a life insurance company domiciled in the United States, who has had experience in the valuation of blocks of life insurance business, who has signed one or more annual statements filed by a United States domiciled life insurance company with insurance regulatory departments, and who has been a member in good standing of the Society of Actuaries for a continuous period of not less than five (5) years.

     (d) "Claimant" shall mean the Party who initiates the arbitration process by filing a Claim. "Respondent" shall mean the other Party. "Counter-Claimant" shall mean the Respondent in the event the Respondent files a Counter-Claim.

     (e) "Claim" shall mean the written statement given by the Claimant as herein provided to the Respondent, describing how and to what extent the Claimant believes that it has suffered damages as a result of the breach of the Reinsurance by the Respondent.

     (f) "Response" shall mean the written statement given by the Respondent as herein provided to the Claimant, setting forth Respondent's explanation and defenses explaining why Respondent believes it is not liable to Claimant as claimed by Claimant.

          (g) "Counter-Claim" shall mean the written statement given by the Respondent as herein provided to the Claimant, describing how and to what extent the Respondent believes that it has suffered damages as a result of the breach of the Reinsurance by the Claimant.

     (h) "Counter-Response" shall mean the written statement given by the Claimant as herein provided to the Respondent, setting forth Claimant's explanation and defenses explaining why Claimant believes it is not liable to Respondent as claimed by the Respondent.

          (i) "Arbitration Award" (or "Award") shall mean the conclusion or judgment reached by the Arbitrators, or any two of them, when reduced to writing and signed by them or any two of them and delivered to the Parties as herein provided, which written statement shall set forth a sum of money deemed to be the damages suffered by the prevailing Party, plus interest if applicable in the opinion of the Arbitrators (or any two of them), at a rate deemed by them to be fair, plus the setting of a per diem rate of interest to be added for each day thereafter the Award is not paid, plus a reasonable amount for expenses, including attorney's fees, costs of accounting, actuarial (including the cost of the Party's designated actuary) and other professional assistance and other costs, to be added to the Award only if the Arbitrators (or any two of them) believe that the losing Party was guilty of misconduct which misconduct contributed to the initiation of the arbitration process which otherwise would not have been necessary, or which misconduct unduly protracted and/or increased the expense of the arbitration process. "Misconduct" as used in the immediately preceding sentence shall include conduct such as the taking of a frivolous position or positions that prolongs or exacerbates the arbitration process, or the refusal or unreasonable delay in responding to written requests by the Arbitration Committee for information.

          (j)  The "Commencement Date" shall have the meaning set forth in
          Section 2.3.

     1.3 In the event of one of the parties disagrees with the other Party in respect to any matter claimed to be covered by the Reinsurance, the Claimant shall give its Claim to the Respondent. The Claim shall set forth the nature of the claim and sufficient facts relating thereto, as well as documentation to the extent available, to provide to the Respondent a reasonably complete description and explanation regarding the Claim. The Claim must be given within ninety (90) days from the date on which the Claimant first became aware of the facts that form the basis of the Claim and that a disagreement exists in respect to same. Within thirty (30) days from the date of receipt by the Respondent of said Claim, Respondent shall give its Response setting forth sufficient facts relating thereto, as well as documentation to the extent available, to provide to the Claimant a reasonably complete description and explanation regarding the Respondent's defense. If Respondent has knowledge at the time of giving its Response of a Counter-Claim that Respondent desires to submit for arbitration, whether relating to Claimant's Claim or otherwise, Respondent must give its Counter-Claim as a part of its Response (such Counter-Claim setting forth sufficient facts relating thereto, as well as documentation to the extent available, to provide a reasonably complete description and explanation regarding the Respondent's Counter-Claim, in which case Claimant must provide a Counter-Response within thirty (30) days from the date of receipt by the Claimant of said Counter-claim, setting forth sufficient facts relating thereto, as well as documentation to the extent available, to provide a reasonably complete description and explanation regarding the Claimant"s defense to such Counter-Claim.

                                 ARTICLE II

     2.1 After the arbitration process has been initiated as aforesaid, and within thirty (30) days from the date on which the Response was given (or within thirty (30) days from the date on which the Counter-Response was given, if applicable), each Party must designate in writing to the other Party its Arbitrator. Such designation by the Claimant and the Respondent shall have the effect of certifying by such Party that, to the best of its knowledge after reasonable investigation and inquiry, the actuary designated as its Arbitrator has read this Arbitration Agreement, the Claim and Response (and Counter-claim and Counter-response, if applicable), understands the qualifications required to serve as an Arbitrator under this Arbitration Agreement, and has agreed that he or she is accordingly qualified and is willing to serve and comply with the terms of this Arbitration Agreement. To signify such agreement, each such Arbitrator shall sign copies of this Arbitration Agreement and deliver a signed copy to each Party and to the other Arbitrator.

     2.2 From the date on which both Parties have designated their respective Arbitrators as aforesaid, and thereafter throughout the arbitration process, including the selection of the Third Arbitrator as hereinafter set forth, the Arbitrators shall not engage in any ex parte communications with the Parties or their representatives. They may, but only at their initiative, engage in communications with the Parties or their representatives in writing, by telephone conference or meetings, but only in a manner that involves both Parties (or their representatives) on an equal access opportunity who shall be privy to all elements of such communications. The Arbitration Committee shall obtain from each Party a designated officer to be responsible for all communications on behalf of such Party (the "Party's Designated Officer").

     2.3  The Parties' Arbitrators shall promptly select the Third
     Arbitrator and together the three Arbitrators shall constitute the Arbitration Committee. The Parties' Arbitrator shall attempt to select as the Third Arbitrator an actuary with qualifications and experience that they deem to be most relevant to the issues presented based on their review of the Claim and Response (and Counter-Claim and Counter-Response, if applicable), also keeping in mind the logistics and costs in the calling of meetings, but in any case the selection of the Third Arbitrator as aforesaid shall be final. The Third Arbitrator shall signify his or her agreement to serve as the Third Arbitrator by signing copies of this

     Arbitration Agreement and immediately providing a signed copy to each Party and to the Parties' Arbitrators. The arbitration process shall be deemed to commence on the date on which the Third Arbitrator signifies his or her acceptance by delivering copies of this Arbitration Agreement to the Parties signed by him or her as herein provided ("Commencement Date"). The Parties agree that they will not at any time attempt to influence the selection of the Third Arbitrator and shall not at any time attempt to influence the arbitration process or its outcome except in the course of any non-ex parte communications permitted hereunder. The Parties' Arbitrator shall diligently try to secure the Third Arbitrator within thirty (30) days from the date on which both of the Parties' Arbitrators agree to serve. If the Parties' Arbitrators are not able to arrange for the services of a Third Arbitrator within thirty (30) days as aforesaid, they shall notify the Parties to that effect so that the Parties, if they choose, can agree upon an amended procedure to accommodate the process, but if no such agreement is made within fifteen (15) days from the receipt by both Parties of the aforesaid notice from the Parties' Arbitrators, the arbitration shall be deemed to be terminated.

     2.4 The signature of each Arbitrator affixed to a copy of this Arbitration Agreement shall certify that, to the best of his knowledge and belief, he has no conflict of interest in performing his services as an Arbitrator and that neither he nor his employer, affiliates or his firm ("firm" shall include all partners, employees, associates and affiliates of the firm), as the case may be, has any financial or familial relationship with either of the other two Arbitrators or their employers or firms, or (except for each of the Parties' Arbitrators relationship with the Party designating such Arbitrator) either of the Parties or their partners, employees, associates or affiliates, as the case may be, and that neither he nor his firm has or expects to have any interest in the outcome of the arbitration or the dispute between the Parties (except for compensation for the their services as Arbitrators as herein provided).

     2.5 The signature of each Arbitrator affixed to this Arbitration Agreement shall signify his or her commitment to serve as an Arbitrator in a professional and efficient manner, to complete the arbitration process, and to make himself available to do so in a reasonably expeditious manner. In the event either of the Parties' Arbitrators becomes unable to proceed as an Arbitrator, due to resignation, death, incapacity or otherwise, the Party who designated such Arbitrator shall designate a replacement Arbitrator within thirty (30) days from the date on which said Party becomes aware of the fact that its previously designated Arbitrator became unable to serve as aforesaid. Failure to designate the replacement Arbitrator within the thirty (30) days as aforesaid will constitute a default by such Party and thereby authorize the other two Arbitrators to proceed with the power and authority of the Arbitration Committee under this Agreement. In the event the Third Arbitrator becomes unable to proceed as an Arbitrator, due to resignation, death, incapacity or otherwise, the Parties' Arbitrators shall proceed to select a replacement Third Arbitrator within thirty (30) days from the date on which the Parties' Arbitrators become aware of the fact that the Third Arbitrator became unable to serve as aforesaid. If the Parties' Arbitrators are unable to select a replacement Third Arbitrator within thirty (30) days as aforesaid, they shall notify the Parties to that effect so that the Parties, if they choose, can agree upon an amended procedure to accommodate the process, but if no such agreement is made within fifteen
     (15) days from the receipt by both Parties of the aforesaid notice from the Parties' Arbitrators, the arbitration shall be deemed to be terminated. Any subsequent inability of an Arbitrator to continue to serve as such shall result in a replacement in the same manner as stated above.

     2.6 Each Arbitrator shall be entitled to compensation for his services as an Arbitrator as herein provided (which shall be in accordance with the standards in the Society of Actuaries and such actuary's contemporaneous billing practices) and to reimbursement for reasonable costs incurred by him as an Arbitrator. If his charges for his services are based on an hourly rate, he shall provide notice in advance of the amount of his hourly rate and information regarding his billing standards. He shall maintain contemporaneous records of the time expended by him during the arbitration process, the date on which the time was expended and a brief description of the activity involved, which shall be provided as support for his bill. Charges for costs to be reimbursed shall be supported by commercially reasonable documentation. American Capitol's Arbitrator shall be accountable as aforesaid only to American Capitol who shall be solely responsible for paying such Arbitrator's bills. World Service's Arbitrator shall be accountable as aforesaid only to World Service who shall be solely responsible for paying such Arbitrator's bills. The Third Arbitrator shall be accountable to both American Capitol and World Service as aforesaid and American Capitol shall be responsible for paying one/half of the Third Arbitrator's bills and World Service shall be responsible for paying one/half of the Third Arbitrator's bills. Each Arbitrator shall make advance arrangements to his satisfaction regarding responsibility for the payments of his bills. Each Party shall execute and deliver to any Arbitrator as requested an agreement to hold such Arbitrator harmless from any and all liability and expense attributable to serving as an Arbitrator hereunder, except for bad faith and misconduct (as judged by ethical standards applicable to members of the Society of Actuaries). Bills may be submitted monthly and shall be payable within ten (10) days of receipt.

                                    ARTICLE III

     3.1 The Third Arbitrator shall serve as chairman of the Arbitration Committee and as such shall be responsible for calling meetings and for making the efforts to move the process along so as to complete it in an expeditious and efficient manner. The Arbitrators shall take into account the Claim and response (and the Counter-Claim and Counter-response, if applicable) and such other information as they may deem relevant. The Arbitration Committee may, in its discretion, invite each Party to present its case at a hearing in the presence of the Arbitration Committee and in the presence of the other Party, at which hearing testimony of witnesses and other evidence may be presented. Such hearing shall follow, informally, the format of a judicial hearing, and each Party shall be entitled to be represented by an attorney. However, the proceedings shall take place in the manner directed by the Arbitration Committee. The Arbitration Committee is authorized to make such additional investigations as they may deem to be reasonable including the employment of experts or professionals as consultants, and shall be reimbursed for the costs of same as an expense of the Third Arbitrator. The Arbitration Committee, if it requests information from a Party that may involve a significant cost to such Party to produce, may decide, and so notify such Party in writing, that such cost will be assessed as an expense of the Third Arbitrator, so that such Party will receive reimbursement for same. In the event an issue arises and the Arbitrators are unable to concur unanimously upon its resolution, and a disposition of such issue is required in order to proceed with the arbitration, the Third Arbitrator shall reduce the matter to writing which, when signed by any two of the Arbitrators, shall be a conclusive resolution of the issue, and the arbitration shall proceed accordingly. While it is recognized that the Parties' Arbitrators have been designated by the Parties, during the arbitration process they shall not feel obligated to act as advocates for the Party who designated them, but instead they shall consider that their primary obligation is to assist in determining a reasonable, just and prompt resolution of the dispute or disputes to which agreement of at least two Arbitrators can be achieved. The Arbitrators shall make reasonable efforts to maintain as confidential the arbitration process, its status or progress or any indication of its outcome, and the information disclosed to them in the course of the arbitration. The Arbitrators shall not discuss the arbitration matters between themselves or with anyone else unless all three Arbitrators are present and participating.

     3.2 The Arbitration Committee shall make its best efforts to complete the arbitration process within thirty (30) days from the Commencement Date. The conclusion of the arbitration shall be when any two of the Arbitrators sign a written statement that adequately encompasses all of the issues in dispute, showing a single money award as an award of damages if appropriate (the "Arbitration Award"). It would be desirable, but not necessary, for all three Arbitrators to sign the Arbitration Award. The Arbitration Award signed as aforesaid in duplicate originals shall be delivered promptly to each of the Parties, to be received by each Party on the same date.

     3.3 In the event the Arbitration Committee determines that it is unable to resolve the dispute or disputes and obtain the signatures of two of the Arbitrators on an Arbitration Award, the Third Arbitrator shall so notify the Parties at that time, and in any event the Third Arbitrator must send such notice within sixty (60) days from the Commencement Date. During the course of the arbitration process if the likelihood that an Arbitration Award cannot be agreed upon by the Arbitration Committee, the Third Arbitrator, in his sole discretion, may communicate such information to the Parties (avoiding ex parte communications) to allow the Parties an opportunity to correct the problem that seems to be hindering the process. However, notwithstanding anything to the contrary herein contained, if the Arbitration Committee has not agreed upon an Arbitration Award on or before ninety (90) days following the Commencement Date, and if the arbitration process is not amended by the Parties prior thereto as aforesaid, the Arbitration Committee shall be deemed to be dissolved and the arbitration shall be deemed to be terminated; provided, however, that either Party may extend the aforesaid ninety (90) day period by and additional thirty (30) days by giving written notice to the other Party and to the Arbitrators to that effect prior to the end of the aforesaid ninety (90) day period.

     3.4  If one of the Parties commits a material breach of this
     Arbitration Agreement the other Party shall be entitled to a ruling from the Arbitration Committee in support of such Party's position, including an Arbitration Award that follows therefrom.  Furthermore, if the arbitration does not result in the an Arbitration Award as set forth in
     Section 3.2 and if the primary cause for such failure is a material breach of this Arbitration Agreement by one of the Parties (referred to in this section as the "first Party"), and if the other Party (referred to in this
     Section as the "second Party") has not committed (prior to the aforementioned breach) a material breach, then the second Party shall be entitled to a ruling from the Arbitration Committee in support of the second Party's position, including an Arbitrator's award that follows therefrom.  "Primary cause" as used in the immediately preceding sentence shall mean a material breach of this Arbitration Agreement which materially hindered the progress of the arbitration process, or prevented
     the arbitration from taking place or being completed or which improperly influenced, or improperly attempted to influence, the outcome of the arbitration.  A "material breach" as used in this Section shall mean a breach of this Arbitration Agreement but for which the arbitration process would have been able to run its course on schedule and with the prospect for successful alternative dispute resolution that could  reasonably have been expected.

                                   ARTICLE IV

     4.1 The Parties shall be bound by the Arbitration Award for all purposes, and the such award shall not be subject to appeal to a court or subject to modification or replacement by a court. The prevailing Party shall be entitled to apply to any court having jurisdiction over the Parties to have such court render judgement in favor of the prevailing Party against the losing Party as set forth in the Arbitration Award.

    4.2 The only purpose of this Arbitration Agreement is to resolve all disputes regarding the Reinsurance and no other issues are intended to be addressed hereby. If the arbitration process does not result in the establishment of an Arbitration Award as aforesaid, neither Party shall be prejudiced by the arbitration proceedings in any subsequent proceedings regarding the Reinsurance.

     4.3 This Arbitration Agreement shall be binding upon the Parties and their successors and heirs, as the case may be, and no amendment hereto shall be binding unless signed by the Parties.

     4.4 Written communications required or permitted under this Agreement shall be made as herein provided. Signatures reflected in facsimile transmissions shall be as binding as original signatures. Notices received by facsimile transmissions shall be effective on the day of transmission. American Capitol's facsimile telephone number is (713) 953 7920 and World Service's facsimile telephone number is (615) 962-4926. "Overnight" deliveries shall be deemed to be received on the business day following dispatch to the addresses of the respective addressees. Regular mail deliveries shall be deemed to be received on the third day following posting to the addresses of the respective addressees. A copy of any written communication sent by an Arbitrator to another Arbitrator shall be sent to both other Arbitrators; if sent to a Party, copies shall be sent to both Parties. A copy of any written communication sent by a Party to an Arbitrator shall be sent to the other Party and the other Arbitrators.

          IN WITNESS WHEREOF, this Arbitration Agreement is an Exhibit to the above mentioned Reinsurance Agreement. The Parties, by executing and delivering said Reinsurance Agreement, intend to adopt this Arbitration Agreement as though it had been separately executed and delivered by the Parties. Signature lines are set forth below for the use of the Arbitrators as hereinabove set forth.

     American Capitol's Arbitrator:          World Service's Arbitrator:


     ------------------------------          ---------------------------
     ------------------------------          ---------------------------
       Printed Name                                 Printed Name

     Date:-------------------------          Date:----------------------

     Third Arbitrator:

     ------------------------------
     ------------------------------
          Printed Name

     Date:-------------------------